UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

FSP 303 EAST WACKER DRIVE CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-53165	20-8061759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200 Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 31, 2015, Barbara J. Fournier retired from FSP 303 East Wacker Drive Corp. (the “Company”) and resigned as a director and as Executive Vice President, Chief Operating Officer, Treasurer and Secretary of the Company. The effective date of Ms. Fournier’s resignation from the Company coincides with the effective date of her previously announced retirement from Franklin Street Properties Corp. (“FSP Corp.”). On March 31, 2015, the Board of Directors of the Company (the “Board”) elected John G. Demeritt to the Board of Directors to fill the vacancy on the Board resulting from Ms. Fournier’s retirement, effective as of March 31, 2015. Mr. Demeritt will serve on the Board until his successor has been duly elected and qualified, in accordance with the Company’s By-Laws, or until his earlier death, removal or resignation. The Board also appointed Mr. Demeritt to the position of Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective as of March 31, 2015. Mr. Demeritt will also serve as the Company’s principal financial and accounting officer.

Mr. Demeritt is Executive Vice President, Chief Financial Officer and Treasurer of FSP Corp. and has been Chief Financial Officer of FSP Corp. since March 2005. Mr. Demeritt previously served as Senior Vice President, Finance of FSP Corp. and principal accounting officer of FSP Corp. since September 2004. Prior to September 2004, Mr. Demeritt was a Manager with Caturano & Company, an independent accounting firm (which later merged with McGladrey) where he focused on Sarbanes Oxley compliance. Previously, from March 2002 to March 2004, he provided consulting services to public and private companies where he focused on SEC filings, evaluation of business processes and acquisition integration. During 2001 and 2002 he was Vice President of Financial Planning & Analysis at Cabot Industrial Trust, a publicly traded real estate investment trust, which was acquired by CalWest in December 2001. From October 1995 to December 2000, he was Controller and Officer of The Meditrust Companies, a publicly traded real estate investment trust (formerly known as the The La Quinta Companies, which was then acquired by the Blackstone Group), where he was involved with a number of merger and financing transactions. Prior to that, from 1986 to 1995 he had financial and accounting responsibilities at three other public companies, and was previously associated with Laventhol & Horwath, an independent accounting firm from 1983 to 1986. Mr. Demeritt is a Certified Public Accountant and holds a Bachelor of Science degree from Babson College.

There are no familial relationships between Mr. Demeritt and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company, nor does Mr. Demeritt hold any directorships with any other public companies. Additionally, there have been no transactions with the Company since January 1, 2014 in which Mr. Demeritt, or his immediate family members, had or will have a direct or indirect material interest. Neither Mr. Demeritt nor his immediate family members own any shares of common stock of the Company.

Also in connection with Ms. Fournier’s retirement, the Company appointed Eriel Anchondo as Senior Vice President, and he will serve as the Company’s principal operating officer, effective as of March 31, 2015. Mr. Anchondo has served as FSP Corp.’s Senior Vice President/Operations since January 5, 2015. Before joining FSP Corp., Mr. Anchondo provided consulting services to the retail banking division of ISBAN, which is part of the Technology and Operations division of the Santander Group of financial institutions. From May 2007 to July 2013, Mr. Anchondo was employed by Mercer, a global consulting leader in talent, health, retirement, and investments, as an Employee Education Manager and was responsible for the coordination, development and delivery of education strategies tailored to the specific needs of Mercer’s clients across all lines of business. From May 2005 to May 2007, Mr. Anchondo was a Communications Consultant at New York Life Investment Management. From December 2002 to May 2005, Mr. Anchondo worked in the Preferred Client Services Group at Putnam Investments. Mr. Anchondo is a graduate of Boston University (B.A.) and Cornell University (M.B.A.).

There are no familial relationships between Mr. Anchondo and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company, nor does Mr. Anchondo hold any directorships with any other public companies or real estate investment trusts. Additionally, there have been no transactions with the Company since January 1, 2014 in which Mr. Anchondo, or his immediate family members, had or will have a direct or indirect material interest. Neither Mr. Anchondo nor his immediate family members own any shares of capital stock of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2015	FSP 303 EAST WACKER DRIVE CORP.
By:	/s/ George J. Carter
George J. Carter President